Exhibit 99.1

December 2, 2010	Symbol: BER (TSX.V)

BE RESOURCES RECEIVES PROCEEDS OF WARRANT EXERCISES

TORONTO, ONTARIO - BE Resources Inc. (TSX.V:BER) (“BE” or the “Company”) is pleased to announce that a total of 4,960,000 of its Series 2010-I warrants which were issued in June 2010 have been exercised and that a total of 945,834 compensation options and underlying Series 2010-I warrants have been exercised, resulting in proceeds to the Company of an aggregate Cdn$3,000,208. The expiry date of the Series 2010-I warrants was accelerated, as announced in the Company’s news release of November 3, 2010, and those warrants which were not exercised have expired as of 3:30 p.m. (Toronto time) on December 1, 2010.

The Company is currently in the process of drilling the third of a five hole program on its Warm Springs beryllium project in New Mexico. Assay results from the first two holes are expected to be announced this week.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs beryllium project in New Mexico. For more information please visit BE’s website at www.beresources.com.

For further information, contact:

Jason Monaco	Eric Balog
First Canadian Capital Corp.	First Canadian Capital Corp.
Tel: 416-742-5600 Fax: 416-742-6410	Tel: 416-742-5600 Fax: 416-742-6410
Email: jmonaco@firstcanadiancapital.com	mail: ebalog@firstcanadiancapital.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.